                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made as of the 13th day of June, 1995, by and among United Telemanagement Services, Inc., a Delaware corporation with an office at 655 Third Avenue, New York, New York 10017 ("UTS"), Quest United, Inc., a newly-formed Delaware corporation with a mailing address at c/o UTS, 655 Third Avenue, New York, New York 10017 ("Newco"), Quest America Management, Inc., a Delaware corporation with an office at 10 Post Office Square, Boston, Massachusetts 02109 ("QAM"), Edward H. Lavin, Jr. ("Lavin"), residing at 100 North Ocean Boulevard, Delray Beach, Florida 33483, J. Thomas Elliott ("Elliott"), residing at 7 Shoreline Point Drive, The Woodlands, Texas 77381, and Quest America, LP, a Delaware limited partnership with an office at 10 Post Office Square, Boston, Massachusetts 02109 (including its successors and assigns, "Quest").

                              WITNESSETH:
                              ----------

     WHEREAS, QAM and Quest West, Inc., a Washington corporation with an office at 1201 Third Avenue, Suite 5400, Seattle, Washington 98101 ("QWI"), are the general partners of Quest;

     WHEREAS, Elliott and Lavin are the sole stockholders of QAM;

     WHEREAS, UTS is a majority-owned subsidiary of United USN, Inc., a Delaware corporation with an office at 10 South Riverdale Plaza, Suite 300, Chicago, Illinois 60606 ("USN"), and Newco is a wholly-owned subsidiary of UTS;

     WHEREAS, USN, Quest, QAM, Lavin, and Elliott have entered into that certain letter agreement, dated as of December 15, 1994, as amended by that certain letter agreement dated as of January 15, 1995, as further amended and restated by that certain letter agreement dated February 10, 1995 (as so amended and restated, the "Letter Agreement"), pursuant to which they agreed to negotiate in good faith to reach an agreement whereby Quest would assign certain of its assets, subject to stated liabilities, to Newco in exchange for shares of Common Stock (as hereinafter defined) (the "Asset Purchase Transaction"), and UTS would contribute up to $4,000,000 to Newco (including, without limitation, those certain eight (8) promissory notes of Quest, each in the principal amount of $75,000 due March 31, 1995 in favor of USN (the "Notes"));

     WHEREAS, upon the execution of this Agreement, Quest shall issue to USN a demand note (the "Demand Note") in the form attached hereto as Exhibit A, in the principal amount equal to the outstanding principal and accrued interest owed to USN under the Notes, the Replacement Note (as such terms are defined in the Letter Agreement), if any, and those certain demand notes, dated April 12, 1995, April 27, 1995, May 15, 1995, and May 26, 1995 respectively, in the principal amounts of $100,000, $75,000, $100,000, and $75,000 respectively (collectively, the "1995 Notes"), which Demand Note shall be jointly and severally guaranteed by Elliott and Lavin, and USN shall surrender and cancel the Notes, the Replacement Note, if any, and the 1995 Notes; and

     WHEREAS, USN shall (i) assign the Demand Note and the Additional Demand Notes (as defined below) to UTS in exchange for shares of Common Stock and shares of Preferred Stock (as hereinafter defined) (the "USN Assignment"), and
(ii) subscribe for additional shares of Common Stock and additional shares of Preferred Stock to provide up to $4,000,000, less the amounts (including accrued interest), if any, due under the Demand Note and the Additional Demand Notes, to UTS at the times and in the amounts, if any, authorized by the UTS Board for investment in Newco.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations, warranties, and conditions contained herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.   CERTAIN DEFINITIONS.

     As used in this Agreement, the following terms shall have the following respective meanings:

          "Affiliate" of any particular person or entity means any person or entity controlling, controlled by, or under common control with such particular person or entity.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the common stock of UTS, $0.0001 par value per share.

          "E&L Agreement" shall have the meaning set forth in Section 2.7 hereof.

          "Employment Agreements" means the duly executed employment and personal service agreements of each of Elliott and Lavin, in the forms attached hereto as Exhibits B and C, respectively.

          "Environmental Law" means all federal, state and local laws relating to pollution or protection of the environment, and rules and regulations promulgated pursuant thereto, including laws relating to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, effluent, or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the Clean Water Act, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Commission promulgated thereunder.

          "Instructions" means the irrevocable instructions of Quest to issue to QAM, the then sole remaining partner of Quest, the shares of Common Stock which Quest is to receive in exchange for the sale of the Assigned Business to Newco, and the irrevocable instructions of QAM to issue such shares of Common Stock to Lavin and Elliott, the sole stockholders of QAM, thus giving effect to the Related Transactions.

          "Mid-Com Distribution Agreement" means the distribution agreement between Quest and Mid-Com Communications, Inc., dated December 28, 1993, as the same may be amended.

          "Newco Board" means the Board of Directors of Newco.

          "Options" has the meaning set forth in Section 2.6 of this Agreement.

          "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Quest.

          "Preferred Stock" means the preferred stock of UTS, having a liquidation preference of $1,000 per share.

          "PSC" means the Public Service Commission of the State of New York.

          "PSC Approval" means the PSC's approval of the issuance of the shares of Common Stock contemplated by and pursuant to the terms of this Agreement.

          "Retained Assets" has the meaning set forth in Section 2.1.9 of this Agreement.

          "QWI Note" means that certain note, in the principal amount of $155,610, made by Quest and currently held by QWI.

          "QWI/Newco Redemption Note" has the meaning set forth in Section 2.1 of this Agreement.

          "Schiff Demand Notes" means those certain notes, in the aggregate principal amount of $835,000, made by Quest and currently held by Northwood Ventures and its affiliates (collectively, "Northwood").

          "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder.

          "Stated Liabilities" has the meaning set forth in Section 2.1 of this Agreement.

          "Stockholders" means Elliott and Lavin.

          "Stockholders' Agreement" means the UTS stockholders' agreement dated as of April 20, 1994, as amended by a First Amendment to Stockholders Agreement dated as of June 10, 1994, as further amended by a Second Amendment and Joinder to Stockholders Agreement dated as of July 22, 1994, as further amended by a Third Amendment to Stockholders Agreement dated as of September 29, 1994 (all of which previously has been furnished to the parties to this Agreement), and as possibly further amended on the Closing Date (as defined below) by the Stockholders' Agreement Amendment (as defined below) as provided in Section 2.7 hereof.

          "Stockholders' Agreement Amendment" shall mean the Fourth Amendment and Joinder to the Stockholders' Agreement, in the form attached hereto as Exhibit D.

          "Tax" or "Taxes" means any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternate or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items).

          "USN Board" means the Board of Directors of USN.

          "UTS Board" means the Board of Directors of UTS.

SECTION 2. SALE OF ASSETS; CAPITALIZATION OF NEWCO; ISSUANCE OF COMMON STOCK; RELATED TRANSACTIONS; STOCK OPTIONS; STOCKHOLDERS' AGREEMENT.

     2.1 Transfer of Assets by Quest. Subject to the terms and conditions contained herein, and in consideration for the shares of Common Stock to be issued by UTS (and delivered by Newco) to Elliott and Lavin pursuant to the Instructions and in accordance with Section 2.4 hereof, the $738,000 promissory note of Newco (the "QWI/Newco Redemption Note") and the assumption of the Stated Liabilities (as hereinafter defined), Quest shall sell, assign, transfer, convey and deliver to Newco all of Quest's right, title and interest in and to all businesses, properties, contracts and assets of Quest (other than Retained Assets, as hereinafter defined) (collectively, the "Assigned Business"), including, but not limited to, those assets set forth below in this Section 2.1, and subject only to those duties, obligations, liabilities and responsibilities of Quest set forth on Schedule 2.1 hereto (the "Stated Liabilities").

          2.1.1 Machinery, Equipment and Supplies. All tangible personal property, machinery, equipment and supplies (including, but not limited to, office equipment, furniture, fixtures and leasehold improvements, computer equipment, telephone equipment, production machinery, tools, and all maintenance and other operating supplies, including small tools and spare parts and other expendables or non-inventoried items which may not have been treated as assets for accounting purposes in past years, including, without limitation, those listed on Schedule 2.1.1) owned or leased by Quest and used or useful in the operation of the Assigned Business.

          2.1.2 Books and Records. All files, books, records, invoices, accounts and surveys used or useful in connection with the ownership and/or operation of the Assigned Business, including, without limitation, all current supplier and customer lists relating to the Assigned Business, including, without limitation, those listed on Schedule 2.1.2.

          2.1.3  Intangibles. All of Quest's right, title and interest in and to
(i) all contracts and agreements, including, without limitation, the Mid-Com Distribution Agreement, and all other service contracts, employment contracts, contracts with suppliers and distributors, and insurance policies, including, without limitation, those insurance policies set forth on Schedule 2.1.3 hereto, and all rights and benefits accruing to Quest under such contracts and agreements; (ii) all trademarks, tradenames, servicemarks, copyrights, patents and applications therefor; (iii) all permits, certificates, leases, subleases, licenses, franchises and privileges, including, without limitation, all governmental licenses, certificates and other authorizations presently issued to Quest which are required to operate the Assigned Business; (iv) all software in development and source codes, flow charts, notes or outlines relating thereto, proposals, bids and other documents and information, or copies thereof, relating to any marketing or promotional efforts undertaken in connection therewith; (v) all goodwill associated with the Assigned Business; (vi) all right, title and interest in the name "Quest", whether presently owned by Quest, QAM, QWI, Elliott or Lavin; (vii) all causes of action, judgments, claims and demands of whatever nature of Quest against other persons or entities; and (viii) all other intangible assets owned by Quest and/or used or useful in connection with the Assigned

Business, or held for the benefit of Quest, including, without limitation, the intangibles described on Schedule 2.1.3 hereto.

          2.1.4 Cash. All of Quest's cash or cash equivalents on hand, on deposit or in transit. Schedule 2.1.4 attached hereto contains a list of all cash and cash equivalents on hand, on deposit or in transit as of April 11, 1995.

          2.1.5 Inventories. All inventory items held by Quest on the Closing Date (as hereinafter defined), including, without limitation, all raw materials, work in process, and finished goods. Schedule 2.1.5 attached hereto contains a list of the inventories valued at the lower of cost or fair market value as of March 28, 1995.

          2.1.6 Accounts Receivable. All of Quest's receivables for products sold or services rendered which are not collected as of the Closing Date.
Schedule 2.1.6 attached hereto contains a complete list of the accounts receivable as of March 28, 1995.

          2.1.7 Prepaid Items. All of Quest's prepaid items as of the Closing Date. Schedule 2.1.7 attached hereto is a complete list of all of the prepaid items as of March 28, 1995.

          2.1.8 All Assets Scheduled. The assets described in this Section 2.1 (other than Section 2.1.8) are hereinafter referred to as the "Assigned Assets." At the request of UTS, any of the Schedules set forth in this Agreement shall be updated to a date within three (3) days of the Closing Date and delivered to Newco at or prior to the Closing.

          2.1.9 Retained Assets. It is understood and agreed that those assets listed on Schedule 2.1.9 attached hereto (the "Retained Assets") shall not be included in the Assigned Assets.

     2.2 Assumption of Stated Liabilities. Subject to the terms and conditions of this Agreement, Newco shall undertake, assume and agree to satisfy and perform, pay or discharge, to the extent not satisfied or performed, paid or discharged prior to the Closing, all of the Stated Liabilities.

     2.3 UTS Contribution. As from time to time authorized by the UTS Board, and subject to the terms and conditions contained herein, UTS shall assign, transfer and convey to Newco as a capital contribution cash in the aggregate amount of up to $4,000,000, less the outstanding principal and accrued interest owed to UTS under the Demand Note and the Additional Demand Notes (as defined below), if any. The Demand Note and the Additional Demand Notes, if any, shall be assumed by Newco from Quest, and shall be surrendered, cancelled and contributed to the capital of Newco by UTS.

     2.4  Issuance of Common Stock.

          2.4.1 In partial consideration for the transfer of the Assigned Business and Assigned Assets by Quest to Newco pursuant to Section 2.1, and pursuant to the Instructions, UTS shall issue (and Newco shall deliver) to Elliott and Lavin up to an aggregate of 230,000 shares of Common Stock, at the times and in the amounts set forth on Schedule 2.4 hereto; provided, however, if either Elliott or Lavin is terminated for "cause" (as such term is defined in their respective Employment Agreements) or voluntarily resigns, such terminated person shall not be entitled to receive any shares of Common Stock pursuant to this Section 2.4 which, in accordance with Schedule 2.4 and pursuant to the Instructions, were not scheduled to be issued prior to the date of such termination or resignation; and provided, further, if either Elliott or Lavin is terminated without cause, then, notwithstanding the distribution schedule set forth in Schedule 2.4, on the date of such termination, such terminated person shall receive all shares of Common Stock which are to be delivered to such terminated person pursuant to this Agreement (other than shares of Common Stock issuable upon the exercise of the Options). Notwithstanding the foregoing, at the Closing the 230,000 shares of Common Stock issuable to Elliott and Lavin as above set forth shall be increased or decreased so that such shares constitute 7.2% of the Then Fully Diluted UTS Shares Outstanding and Schedule 2.4 shall be adjusted accordingly. "Then Fully Diluted UTS Shares Outstanding" shall mean (i) the issued and outstanding Common Stock on the date hereof, plus (ii) all options for the purchase of unissued shares of Common Stock (including the Options), plus (iii) shares of Common Stock issuable to the existing shareholders of UTS upon conversion of $3,650,000 of loans made to UTS (of which $3,500,000 has been or will be loaned by USN) but not including shares of Common

Stock issuable upon conversion of any loans in excess of such principal amount (including the additional $l,000,000 to be loaned by UISN to UTS as approved at the June 8, 1995 Board of Directors meeting of UTS), plus (iv) the shares of Common Stock issuable in order to obtain the up to $4,000,000 to be invested in Newco less $525,000 advanced from UTS Working Capital. Any other shares of Common Stock issued shall not be included in Then Fully Diluted UTS Shares Outstanding.

          2.4.2  The issuance of the shares of Common Stock pursuant to Section
2.4.1 hereof is subject to obtaining the PSC Approval. UTS covenants to promptly apply for the PSC Approval. Until the earlier of the Closing (as defined below) or UTS being notified by the PSC that the PSC Approval shall not be forthcoming, UTS shall make bi-weekly loans to Quest to fund the continuing operations of Quest (the "Bi-Weekly Loans") which, individually, shall not exceed $75,000 (unless otherwise agreed to by UTS, in its sole discretion) and, in the aggregate, shall not exceed $4,000,000 (less the amounts (including accrued interest), if any, due under the Demand Note and the Additional Demand Notes), and each of which shall be evidenced by demand notes in the form annexed hereto as Exhibit E (the "Additional Demand Notes") and shall be jointly and severally guaranteed by the Stockholders; provided, however, UTS's obligation to the Bi-Weekly Loans as provided in this Section 2.4.2 shall terminate if (i) upon demand for payment by UTS, Quest is in default under the Demand Note or any of the Additional Demand Notes, or (ii) UTS terminates this Agreement as provided in Section 12 hereof.

     2.5  Related Transactions.

          2.5.1 Immediately following the consummation of the Asset Purchase Transaction, (A) Quest shall redeem QWI's partnership interest in Quest, purchase the QWI Note, and deliver to QWI cash in the aggregate amount of $100,000 and assign the QWI/Newco Redemption Note; (B) Quest shall redeem the sole limited partnership interest in Quest for $60; (C) Quest shall liquidate and distribute its shares of Common Stock to QAM and thereafter shall dissolve; and (D) QAM shall liquidate and distribute its shares of Common Stock to Elliott and Lavin and thereafter shall dissolve (collectively, the "Related Transactions").

          2.5.2 For purposes of this Agreement, the parties hereto agree that the Asset Purchase Transaction and the Related Transactions all shall be deemed to be consummated concurrently and none shall be completed until all are completed.

     2.6 Stock Options. Upon the consummation of the Asset Purchase Transaction, UTS shall grant to Lavin and Elliott, in the aggregate, options to purchase up to 115,000 shares of Common Stock at $2.50 per share, upon such terms and conditions as shall be specified by the UTS Board (the "Options"). The Options shall vest at the rate of twenty percent (20%) per year over a five (5) year period, commencing with the first anniversary of the Closing Date. The Options automatically shall terminate if the optionee is terminated for cause (as such term is defined in such optionee's Employment Agreement) or voluntarily resigns, and the Option shall become fully-vested if the optionee is terminated without cause. Notwithstanding the foregoing, at the Closing the Options for up to 115,000 shares of Common Stock to be granted to Lavin and Elliott shall be adjusted to an amount which is equal to 50% of the number of shares of Common Stock issuable to Elliott and Lavin pursuant to Section
2.4.1 hereof, as such number of shares are therein adjusted.

     2.7 Stockholders' Agreement/E&L Agreement. Concurrently with the consummation of the Asset Purchase Transaction, the Stockholders' Agreement Amendment shall be executed and delivered by the parties thereto; provided, however, in UTS's sole discretion, in lieu of the Stockholders' Agreement Amendment, UTS, Elliott and Lavin shall execute and deliver an agreement, in form and substance satisfactory to UTS, containing substantially similar terms and conditions (but somewhat different parties) as the Stockholders' Agreement, except that paragraphs 1 and 9 of the Stockholders' Agreement shall be deleted (the "E&L Agreement"). UTS agrees that upon and in the event of the execution and delivery of the E&L Agreement, (i) Elliott and Lavin, as a group, shall have the right to designate one director for election to the Newco Board and (ii)
UTS shall obtain a USN undertaking to vote for one nominee of Elliott and Lavin, as a group, for election to the UTS Board for so long as Elliott and Lavin are employed by UTS and retain in the aggregate, at least the requisite number of shares of UTS Common Stock as provided in paragraph l(d) of the Stockholders' Agreement Amendment as if the Stockholders' Agreement Amendment had been executed.

SECTION 3.  CLOSING

     3.1 The closing of the transactions contemplated herein shall take place at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York

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

10022, within five (5) days after receipt of the PSC Approval (the "Closing Date"), or on such other date as the parties hereto shall agree (the "Closing").

     3.2 At the Closing, Quest, QAM, Elliott and Lavin shall deliver to Newco and UTS:

          3.2.1 A duly executed bill of sale (the "Bill of Sale") and a duly executed assignment and assumption agreement (the "Assignment and Assumption Agreement") (collectively, the "Sale Documents").

          3.2.2 In addition to the Sale Documents, such other certificates and instruments of transfer, sale, transfer, conveyance, assignment and/or confirmation as may be necessary or desirable to transfer, assign and convey all of Quest's right, title, and interest in and to the Assigned Business and all of the Assigned Assets to Newco, free and clear of all mortgages, liens, encumbrances, liabilities, title defects or claims, except Stated Liabilities.

          3.2.3 A certificate of a general partner of Quest, (A) attaching a copy of the Partnership Agreement and stating that it is in full force and effect as of the Closing Date and has not been amended or otherwise modified or supplemented, (B) attaching a copy of the written consent of the general partners of Quest to the execution, delivery and performance of this Agreement by Quest and the transactions and actions contemplated hereby, (C) attaching an executed copy of the redemption agreement between Quest and QWI, in form and substance satisfactory to UTS, whereby QWI surrenders and cancels the QWI Note, conveys good title to its entire general partnership interest in Quest to Quest, free and clear of all liens and encumbrances, and releases Quest, USN, UTS and Newco from any and all claims it may have against any of them or their directors, officers, employees, agents, or Affiliates against payment by Quest to QWI of the cash and the QWI/Newco Redemption Note (the "Redemption Agreement"), (D) attaching a release pursuant to which John Orehek, the sole limited partner of Quest (the "Limited Partner"), releases Quest, USN, UTS and Newco from any and all claims he may have against any of them or their directors, officers, employees, agents, or Affiliates (the "Limited Partner Release"), and (E) attaching evidence satisfactory to UTS that Quest has redeemed the Limited Partner's limited partnership interest in Quest ("Limited Partner Redemption Receipt").

          3.2.4 Copies of resolutions adopted by the Board of Directors and the stockholders of QAM authorizing the execution, delivery, and performance of this Agreement by QAM and Quest and the transactions and actions contemplated hereby, including, without limitation, the Redemption Agreement, certified to by the Secretary of QAM.

          3.2.5 A certificate of the Secretary of QAM, attaching a copy of QAM's Certificate of Incorporation and By-laws, and stating that each is in full force and effect as of the Closing Date and has not been amended or otherwise modified or supplemented.

          3.2.6 Copies of resolutions adopted by the Board of Directors and the stockholders of QWI authorizing the execution, delivery, and performance of this Agreement by QWI and Quest and the transactions and actions contemplated hereby, including, without limitation, the Redemption Agreement, certified to by the Secretary of QWI.

          3.2.7 A certificate of the Secretary of QWI, attaching a copy of QWI's Certificate of Incorporation and By-laws, and stating that each is in full force and effect as of the Closing Date and has not been amended or otherwise modified or supplemented.

          3.2.8 Duly executed Certificates of Dissolution of Quest and QAM (the "Dissolution Certificates"), together with Quest's, QAM's, Elliott's and Lavin's irrevocable instructions for Newco to file the Dissolution Certificates concurrently with the consummation of the transactions contemplated herein.

          3.2.9 Certificates of Good Standing of Quest and QAM in Delaware and Massachusetts as of a date within ten (10) days of the Closing Date.

          3.2.10 Certificate of Good Standing of QWI in the State of Washington as of a date within ten (10) days of the Closing Date.

          3.2.11 A certificate of a general partner of Quest certifying that the closing conditions set forth in Sections 9.1.14 and 9.1.15 of this Agreement have been satisfied.

          3.2.12 An opinion of counsel to Quest, dated the Closing Date, in the scope and form of Exhibit F attached hereto.

          3.2.13 Copies of all consents, approvals and filings required in connection with the consummation of the transactions hereunder.

          3.2.14  The Instructions.

     3.3  At the Closing, Elliott and Lavin each shall deliver

          3.3.1  To Newco, a duly executed Employment Agreement.

          3.3.2  To UTS and Newco:

                 A. A duly executed guaranty agreement in the form attached hereto as Exhibit G (the "Guaranty Agreement").

                 B. A duly executed escrow agreement in the form attached hereto as Exhibit H (the "Escrow Agreement") pursuant to which Elliott and Lavin shall deposit their shares of Common Stock with Morrison Cohen Singer & Weinstein, LLP as escrow agent (the "Escrow Agent") to secure payment of any amounts due pursuant to their guaranty obligation set forth in the Guaranty Agreement and pursuant to their indemnification obligation set forth in Section
11.2 of this Agreement.

                 C. A TRW Credit Report on each of Lavin and Elliott as of a date within three (3) business days of the Closing Date (collectively, the "Credit Reports").

          3.3.3 To the Escrow Agent, a duly executed Escrow Agreement and stock certificates, with stock powers attached, representing the shares of Common Stock to be deposited with the Escrow Agent to secure payment of any amounts due pursuant to the guaranty set forth in the Guaranty Agreement and pursuant to the indemnification obligation set forth in Section 11.2 of this Agreement.

     3.4  At the Closing, UTS shall deliver to Quest:

          3.4.1 Copies of resolutions adopted by the UTS Board authorizing the execution, delivery, and performance of this Agreement by UTS and the transactions and actions contemplated thereby, certified to by the Secretary of UTS.

          3.4.2 A certificate of the Secretary of UTS, attaching a copy of UTS's Certificate of Incorporation and By-laws, and stating that each is in full force and effect as of the Closing Date and has not been amended or otherwise modified or supplemented.

         3.4.3 Certificates of Good Standing of UTS in Delaware and New York as of a date within ten (10) days of the Closing.

          3.4.4 A certificate of the President of UTS certifying that the closing conditions set forth in Sections 9.2.2 and 9.2.5 of this Agreement have been satisfied.

          3.4.5 An opinion of counsel to UTS, dated the Closing Date, in the scope and form of Exhibit I attached hereto.

     3.5 At the Closing, UTS shall deliver to each of Newco, Quest, QAM, Elliott and Lavin a copy of the PSC Approval;

     3.6  At the Closing, Newco shall:

          3.6.1 Deliver to Quest duly executed Assignment and Assumption Agreement; and

          3.6.2  Deliver to each of Elliott and Lavin:

                 A. A duly executed Employment Agreement; and

                 B. A certificate or certificates, each in definitive form, representing the shares of Common Stock to be issued and delivered (as per the Instructions) to each such Stockholder at the Closing pursuant to Schedule 2.4 hereto.

     3.7 At the Closing, the Escrow Agent shall deliver a duly executed Escrow Agreement to Newco, UTS, Elliott and Lavin.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF QUEST AND QAM.

     For the benefit of USN, UTS, U.S. Network Corporation ("Network"), Phonenet/Ohio, Inc. ("Phonenet") and Newco, Quest and QAM hereby jointly and severally represent and warrant as follows:

     4.1 Organization, Standing and Qualification. Quest and QAM each are duly organized, validly existing and in good standing under the laws of the State of Delaware. Quest and QAM each have all requisite power and authority to own its property and assets and to conduct its business as now conducted, and are duly qualified, in good standing and duly authorized to do business in all jurisdictions in which the ownership of its property makes such qualification necessary.

     4.2 Execution, Delivery and Performance of this Agreement; No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of Quest and by all necessary corporate action on the part of QAM, and will not violate any provision of law or any order of any court or other agency of government, and will not conflict with, result in any breach of any of the provisions of, constitute (with due notice and/or lapse of time) a default under or a violation of, the provisions of any agreement or other instrument to which Quest or QAM is a party or by which Quest or QAM or their respective property may be bound. This Agreement constitutes, and upon execution the other agreements contemplated hereby shall constitute, the legal, valid and binding obligation of each of Quest and QAM, enforceable against each in accordance with its terms.

     4.3 No Consents. Except as set forth on Schedule 4.3 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any public body or authority or other person or entity, including, but not limited to, the Massachusetts Department of Public Utilities, is necessary in connection with the execution, delivery and performance by Quest and QAM of this Agreement, the agreements contemplated hereby and transactions contemplated hereby and thereby.

     4.4 Litigation. Except as set forth on Schedule 4.4 hereto, there are no actions, suits, proceedings, investigations or claims pending, threatened against or affecting Quest or QAM, at law or in equity, in any court or before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherein an unfavorable judgment, decree or order would (a) restrain, prohibit, invalidate, rescind or make unlawful the execution, delivery and performance by Quest or QAM of this Agreement or any of the agreements contemplated hereby, (b) result in a material adverse change in the business, condition (financial or otherwise), assets, liabilities, properties or prospects of Quest or QAM, (c) materially and adversely affect the ability of Quest or QAM to conduct the Assigned Business as presently conducted, (d) materially impact the ability of Quest or QAM to perform this Agreement or the agreements contemplated hereby, or (e) apply to the Assigned Business. Each of (a), (b), (c), (d) or (e) above, or any other event or occurrence which results in a material adverse change in the business, condition (financial or otherwise), assets, liabilities, properties or prospects of Quest or QAM shall be referred to herein as a "Material Adverse Effect".

     4.5 Assigned Business. The Assigned Business is not conducted through any affiliate of Quest. Except for the Retained Assets, the Assigned Assets and the assets utilized in the Assigned Business under the agreements included in the Stated Liabilities, constitute all of the assets of Quest. Quest is not a coventurer in any joint venture or other business enterprise. Quest has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees (collectively, "Applicable Laws") applicable to the Assigned Business or the properties used therein; neither the ownership of the Assigned Business by Quest, nor the use of such properties by Quest, nor the conduct of such business by Quest conflicts with the rights of any other person or entity or violates any Applicable Laws. Quest has all approvals, authorizations, consents, licenses, orders and other permits required to conduct the Assigned Business as it is now operated and as it is contemplated to be operated.

     4.6  Financial Statements; No Material Adverse Effects.

          4.6.1 Quest has delivered to UTS and Newco an unaudited balance sheet of Quest as of December 31, 1994 and the related statement of income for the twelve-month period then ended (the "Quest Financial Statements"). The Quest Financial Statements are in accordance with the books and records of Quest (which, in turn, are accurate and complete in all material respects), and have been prepared in accordance with generally accepted accounting principles, consistently applied in accordance with the past practice of Quest, and are true, correct and complete in all respects and fairly present the financial position of Quest as of the date thereof and the results of operations for the period covered thereby. Since the date of the Quest Financial Statements, there have been no Material Adverse Effects. As of the date thereof, the Quest Financial Statements reflect, and any other financial statements furnished to UTS and Newco by Quest shall reflect, the Assigned Assets. The amounts reflected with respect to such Assigned Assets are, and in the case of financial statements delivered after the date hereof shall be, stated in accordance with generally accepted accounting principles and reflect all Assigned Assets that, in accordance with such principles, are required to be reflected in the Quest Financial Statements and such other financial statements. All assets reflected in the Quest Financial Statements constitute Assigned Assets, except for the Retained Assets.

          4.6.2 Quest has delivered to UTS copies of its monthly financial statements, commencing with the financial statements for January, 1995. Such financial statements fairly present the financial condition of Quest as of the date thereof and the results of operations for the period covered thereby.

     4.7 Books and Records. Quest's books and records are, and until the Closing will be, maintained currently and in good order so that Newco and/or its representatives may inspect the same and use the same, immediately upon and after the Closing, to conduct the Assigned Business.

     4.8  Capitalization.

          4.8.1 As of the Closing Date, (i) QAM and QWI are the only general partners of Quest and the Limited Partner is the only limited partner of Quest, each having a percentage interest in Quest as set forth in the Partnership Agreement (the "Quest Interest"); (ii) QAM, QWI and the Limited Partner own their respective Quest Interests free and clear of any and all liens, pledges, encumbrances, charges, agreements, or claims, whatsoever; and (ii) no options, warrants, or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any partnership interests of Quest have been granted or entered into by Quest, QWI, QAM, Elliott or Lavin or the Limited Partner.

          4.8.2 As of the Closing Date, the authorized capital stock of QAM shall consist of 100 shares of common stock, $0.01 par value per share (the "QAM Stock"), all of which shall be issued and outstanding. All shares of QAM Stock are owned beneficially and of record by Lavin and Elliott and are duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any shares of capital stock of QAM have been granted or entered into by QAM, Elliott or Lavin.

     4.9 Liabilities. Quest has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, that is not reflected or reserved against and fully shown in the Quest Financial Statements, except for those (i) that may have been incurred after the date of the applicable Quest Financial Statements, or (ii) that are not required by generally accepted accounting principles consistently applied in accordance with the past practice of Quest to be included in the Quest Financial Statements (including the footnotes thereto). All debts, liabilities and obligations not set forth in the Quest Financial Statements and/or incurred after the date of the Quest Financial Statements (x) were incurred in the ordinary course of business of Quest consistent with its past practice, and are usual and normal in type and in amount, and (y) are listed and described in Schedule 4.9 hereto to the extent any such item exceeds $1,000 or the aggregate of such items exceeds $5,000.

     4.10  Absence of Certain Changes or Events. Except as set forth on Schedule
4.10 attached hereto, or except as authorized in writing by UTS, Quest has heretofore conducted and shall hereafter conduct the Assigned Business only in the ordinary course and has not:

     4.10.1 incurred any obligation or liability, absolute, accrued, contingent or otherwise whether due or to become due, except liabilities or obligations incurred in the ordinary course of the business of Quest and consistent with its prior practice;

     4.10.2 mortgaged, pledged or subjected to lien, charge or security interest or any other incumbrance or restriction any of the property, business or assets, tangible or intangible, of Quest, including any Assigned Assets;

          4.10.3 sold, transferred, leased to others or otherwise disposed of any of the assets of Quest, or committed to do any of the foregoing, including the payment of any loans owed to any affiliate;

          4.10.4 cancelled or compromised any debt or claim, or waived or released any right of substantial value, except in the ordinary course of business and consistent with its prior practice;

          4.10.5 suffered any damage, destruction or loss (whether or not covered by insurance) which has resulted in a Material Adverse Effect;

          4.10.6 modified, amended or terminated any material contract, including, but not limited to, the Mid-Com Distribution Agreement;

          4.10.7 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid, agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any salesperson or employee of Quest, except in the ordinary course of business consistent with prior practice;

          4.10.8 created any capital expenditures or capital additions or betterments in excess of 1,000 or $5,000 in the aggregate;

          4.10.9 instituted any litigation, action or proceeding before any court or governmental body relating to it or its property or waived or compromised any right of a substantial value to the Assigned Business, except for litigation, actions or proceedings instituted and waivers and compromises given in the ordinary course of business and consistent with its prior practice; or

          4.10.10 suffered any Material Adverse Effect.

     4.11 Property.

          4.11.1 The Assigned Assets to be transferred hereunder constitute all of the properties, assets, rights, contracts, leases, easements, licenses, and real and personal property utilized by Quest in the conduct of the Assigned Business, except for the Retained Assets, and no other assets, whether tangible or intangible, are required to engage in the Assigned Business as presently conducted by Quest. Quest has good and marketable title to all of the Assigned Assets, and has the ability to transfer and shall transfer the Assigned Assets to Newco free and clear of any adverse claims, conditional bills of sales, chattel mortgages, security agreements, financing statements or other security interests or liens of any kind, except as provided in Schedule 4.11.1 hereto.

          4.11.2 The property owned or leased by Quest is in good order and proper repair and meets all standards, clearances and ratings in effect on the date hereof in respect of those rules and regulations promulgated by federal, state and municipal agencies and departments applicable thereto, except for (i) items of machinery and equipment which will require replacement in the ordinary course of business, the temporary lack of use of which will not materially disrupt normal operations, and (ii) minor defects which do not, individually or collectively, interfere in a material way with the continued use thereof.

          4.11.3 All property used in the Assigned Business is owned by Quest, free and clear of all liens and encumbrances, except as set forth in Schedule 4.11.1, and none of such property is leased except as set forth in Schedule 4.11.3.

          4.11.4 All books, records, files, client lists and other documents and instruments delivered or required to be delivered to Newco hereunder are true, complete and correct originals or copies thereof. There will not exist at Closing any duplicates, summaries, extracts or synopses of the foregoing.

     4.12 Intangibles. All licenses, patents, patent rights, patent applications, trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, and other intangibles, if any, owned by Quest (collectively, the "Intangible Properties") are listed in Schedule 2.1.3 attached hereto, and no other intangible property is required by Newco to operate the Assigned Business after the Closing. Quest has good title to all of the Intangible Properties, free of all liens and encumbrances, other than as described on Schedule 4.11.1, and Quest's rights to the Intangible Properties are valid and enforceable. Other than as set forth on Schedule 4.12, no license has been granted with respect to, and no third party has any rights to or in, any of the Intangible Properties. No claim is pending, or, to the knowledge of Quest, QAM, Elliott or Lavin, has been made to the effect that the present or past Assigned Business operations of Quest or the use by Quest of any of the Intangible Properties infringe or conflict with any rights of others.

     4.13 Contracts. Schedule 4.13 attached hereto sets forth a true and complete list and summary description of all contracts, leases, agreements and other instruments to which Quest is party or otherwise affecting the Assigned Business (each, a "Contract"). Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect as of the date hereof. Quest has performed all obligations required to be performed by it to date under each Contract; Quest is not in default in respect of any Contract; no Contract is the subject of any default or termination notice by any party thereto; Quest does not know of any existing state of facts which, with due notice or lapse of time or both, would constitute an event of default or give rise to termination rights by any of the parties to any Contract; and Quest has not received any notice from any party to any Contract with respect to such party's unwillingness or inability to perform thereunder. Except as set forth on Schedule 4.13 hereto, all Contracts are assignable to Newco and such assignment will not create any default thereunder or constitute an act which with the giving of notice or passage of time or both, would become a default thereunder.

     4.14 Accuracy of Representations and Warranties. None of Quest's or QAM's representations, warranties or statements contained in this Agreement, or in the exhibits or schedules hereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any of such representations, warranties or statements not misleading. All information relating to Quest, the Assigned Business or the Assigned Assets which is known or, on reasonable inquiry, would be known to Quest or QAM and which may be material to a purchaser for value of all of the assets, businesses and operations of Quest has been disclosed in writing to UTS and Newco, and any such information arising on or before the Closing Date forthwith will be disclosed in writing to UTS and Newco.

     4.15 Compliance with Laws. Quest has complied with all applicable statutes and regulations of the United States, the States of Delaware and Massachusetts, and all municipalities and agencies thereof, with respect to the conduct of its operations, and has not received any notice or notices of violations of any such statutes or regulations which have not been cured, which violations could have a material adverse effect on the business, financial condition or prospects of Quest or on the Assigned Business or the Assigned Assets.

     4.16 Taxes. Except as set forth in Schedule 4.16 attached hereto, Quest has filed all Tax returns which it is required to file under applicable laws and regulations; all such returns are complete and correct in all material respects; Quest has paid all Taxes due and owing by it and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing to any salesperson, employee, stockholder, creditor or other third party; Quest has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; the accrual for current Taxes on Quest's unaudited balance sheet dated as of December 31, 1994 (the "Latest Quest Balance Sheet") would be adequate to pay all of Quests' current Tax liabilities if its current Tax year were treated as ending on the date of the Latest Quest Balance Sheet; the assessment of any additional Taxes for periods for which returns have been filed shall not exceed the recorded liability therefor on the Latest Quest Balance Sheet; no foreign, federal, state or local Tax audits are pending or being conducted with respect to Quest, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority, and no notice indicating an intent to open an audit or other review has been received by Quest from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning Quest's Tax liability.

     4.17 Employees. Schedule 4.17A to this Agreement sets forth an accurate and complete list of all current employees of Quest, their dates of hire, current rates of compensation, job titles and duties, the number of vacation days and sick days due to each of them, and all written and oral employment contracts and collective bargaining agreements and all other agreements or arrangements providing for employee compensation to which Quest is a party or by which Quest is bound. Each of Quest and QAM has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, and neither Quest nor QAM is aware that it has any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither Quest, nor QAM, nor any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Quest or QAM, respectively, except as set forth and described in Schedule 4.17B attached hereto.

     4.18 ERISA. Except as set forth on Schedule 4.18, neither Quest nor QAM has any plan or arrangement that would constitute or is intended to qualify as an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Agreement, as amended ("ERISA") or as an employee pension benefit plan under Section 3(2) of ERISA or as an employee welfare benefit plan under Section 3(1) of ERISA. All plans or arrangements listed in Schedule 4.18 are in compliance with all applicable laws.

     4.19  Environmental Liability. Except as set forth on Schedule 4.19 hereto,
(i) Quest has obtained all permits, licenses and other authorizations which are required with respect to the operation of the Assigned Business and Assigned Assets under the Environmental Laws; (ii) Quest and QAM are in compliance with all terms and conditions of the required permits, licenses and authorizations required by the Environmental Laws; (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing notice of violation, proceeding, notice or demand letter pending relating to the Assigned Business or Assigned Assets or threatened against Quest or QAM relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder; (iv) to the best knowledge of Quest, QAM, Elliott and Lavin, there are no investigations or internal or non-public agency proceedings pending against Quest or QAM which relate in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder; and
(v) there has been no generation, production, refining, processing, manufacturing, use, storage, disposal, treatment, shipment, emission, receipt or release of a Hazardous Substance (as hereinafter defined) or petroleum or petroleum by-product on, in or under such of the Assigned Assets constituting real property which would subject the owner or operator of the real property or business, or any past or future owner or operator of the real property to liability for the removal, remediation or cleanup of the Hazardous Substance, petroleum or petroleum by-product under the Environmental Laws or common law. "Hazardous Substance" shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material regulated by any Environmental Law or the regulations adopted and publications promulgated pursuant thereto. Quest shall deliver to UTS and Newco true and complete copies of all environmental studies since its inception relating to the Assigned Business and Assigned Assets. Except as set forth in Schedule 4.19 hereof, on the date hereof there are and as of and at Closing there will be no materials or equipment forming part of the Assigned Assets which are constituted, in whole or in part, of Hazardous Substances or other materials which, if discharged as waste, would constitute "hazardous waste", which term shall have the meaning set forth in the Resource Conservation and Recovery Act and rules and regulations promulgated thereunder. No Hazardous Substance has ever been spilled, released, leaked, poured, leached, dumped, discharged, placed or disposed of, or otherwise caused to be located at any property which has at any time been owned, leased or used by Quest or QAM.

     4.20 Credit Reports. Each of Elliott and Lavin has delivered to USN, UTS and Newco a true and complete Credit Report as of a date prior to execution of this Agreement and will deliver an updated Credit Report as of a date within three (3) days prior to the Closing Date.

     4.21 Brokerage. Except for Carolina Barnes, whose fees are as set forth in the Stated Liabilities, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding on Quest or QAM. Quest shall pay, and shall hold USN, UTS, and Newco harmless against, any loss, liability or expense (including without limitation, interest, penalties, reasonable costs of defense and investigation, and reasonable attorneys' fees) arising out of or in connection with any such claim.

     4.22 Insurance Policies. Schedule 2.1.3 to this Agreement is a true and complete schedule of all policies and binders of life, fire, liability, workers' compensation, errors and omissions, vehicular, major medical, vision, dental and other forms of insurance and performance bonds which are owned by Quest which relate in any manner to the business of Quest. Schedule 2.1.3 sets forth a brief description of each listed policy, including the insurance carrier, policy number or covering note number with respect to binders, policy limits, deductibles, expiration dates and any pending claims. There are no disputes with underwriters of any such policies or bonds, all premiums due and payable have been paid, and Quest has not received any notice of cancellation or termination of any such policies. Quest has not received notice from any insurance carrier that any insurance premiums on the insurance policies set forth on Schedule 2.1.3 be materially increased on the renewal thereof or that the insurance policies will not otherwise be renewed on substantially the same terms as are now in effect.

     4.23 Accredited Investor; Authorization, etc. Quest is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. Each of Quest and QAM has the individual, corporate, or partnership (as the case may be) power and authority to enter into and perform this Agreement and to purchase the shares of Common Stock.

     4.24 Investment Knowledge. Quest and QAM each has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of its investment in UTS; and each is capable of bearing the economic risks of such investments, including a complete loss of its investment.

     4.25 Opportunity to Discuss. Quest and QAM each has had an opportunity to discuss the business, management, and financial affairs of UTS with UTS's representatives.

     4.26 Distribution. Quest and QAM each are acquiring the shares of Common Stock for its own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof or interest therein, except at upon the dissolution of

Quest and QAM pursuant to Section 2.5.1 hereof Messrs. Elliott and Lavin will receive the Common Stock.

     4.27 Registration. Quest and QAM each understand that (i) the shares of Common Stock have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) the shares of Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the shares of Common Stock shall bear a legend to such effect, and (iv) UTS will make a notation on its transfer books to such effect.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF UTS AND NEWCO.

     Each of UTS and Newco hereby severally, not jointly, represent and warrant as follows:

     5.1 Organization, Standing and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all requisite corporate power and authority to own its property and assets and to conduct its business as now conducted, and is duly qualified, in good standing and duly authorized to do business in all jurisdictions in which the ownership of its property makes such qualification necessary.

     5.2 Execution, Delivery and Performance of this Agreement; No Conflict. The execution and delivery of this Agreement by UTS and Newco, respectively, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and approval of UTS and Newco, respectively, and will not violate any provision of law or any order of any court or other agency of government, and will not conflict with, result in any breach of any of the provisions of, constitute (with due notice and/or lapse of time) a default under or violation of, the provisions of any agreement or other instrument to which it is a party or by which it or its property may be bound. This Agreement constitutes, and upon execution the other agreements contemplated hereby shall constitute, the legal, valid and binding obligation of UTS and Newco, respectively, enforceable against each of them in accordance with its terms.

     5.3 No Consents. Except for the PSC Approval, no permit, consent, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any public body or authority or other person or entity is necessary in connection with its execution, delivery and performance of this Agreement, the agreements contemplated hereby and transactions contemplated hereby and thereby.

     5.4 Litigation. There are no actions, suits, proceedings, investigations or claims pending, threatened against or affecting it, at law or in equity, in any court or before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherein an unfavorable judgment, decree or order would (a) restrain, prohibit, invalidate, rescind or make unlawful its execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, (b) result in a material adverse change in its business, condition (financial or otherwise), assets, liabilities, properties or prospects, or (c) materially impact its ability to perform this Agreement or the agreements contemplated hereby.

     5.5 Accuracy of Representations and Warranties. None of its representations, warranties or statements contained in this Agreement, or in the exhibits or schedules hereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF UTS.

     6.1  UTS represents and warrants as follows:

          6.1.1 Due Authorization; Valid Issuance. As of the Closing Date, the shares of Common Stock to be issued and delivered to Elliott and Lavin as per the Instructions and pursuant to Section 2.4 of this Agreement shall have been duly authorized and, when issued in accordance with this Agreement, shall be validly issued, fully paid, and nonassessable, with the rights and privileges as set forth herein and in the Certificate of Incorporation of UTS, and, except as provided herein or in the Stockholders' Agreement or the E&L Agreement, as the case may be, will be free and clear of all liens, charges, restrictions, claims, and encumbrances imposed by or through UTS. Except as provided in the Stockholders' Agreement or the E&L Agreement, as the case may be, the issuance, sale, and delivery of such shares of Common

Stock by UTS is not subject to any preemptive right of any stockholder of UTS or to any right of first refusal or other right in favor of any person.

          6.1.2 Capitalization. As of the date hereof, the authorized capital stock of UTS consists of 1,000,000 shares of Common Stock and 4,000 shares of Preferred Stock. All outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, the authorized capital stock of UTS shall be sufficient to consummate the transactions contemplated by this Agreement. Except (A) for those shares of Common Stock which may be issued to UTS stockholders pursuant to the exercise of their preemptive rights as set forth in the Stockholders' Agreement or the E&L Agreement, as the case may be, (B) those shares of Common Stock which may be issued to USN, upon PSC Approval, pursuant to the conversion of convertible promissory notes issued or to be issued by UTS to USN evidencing capital contributions by USN to UTS of up to $4,500,000, and (C) as set forth on
Schedule 6.1.2 hereto, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any shares of Common Stock have been granted or entered into by UTS.

          6.1.3 Financial Statements. UTS has delivered to Quest an audited balance sheet of UTS as of December 31, 1994 and the related statement of income for the twelve-month period then ended (the "UTS Financial Statements"). The UTS Financial Statements are in accordance with the books and records of UTS (which, in turn, are accurate and complete in all material respects), and have been prepared in accordance with generally accepted accounting principles, consistently applied in accordance with the past practice of UTS, and are true, correct and complete in all respects and fairly present the financial position of UTS as of the date thereof and the results of operations for the period covered thereby.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS; RESTRICTIONS ON TRANSFER.

     7.1 Each Stockholder severally, not jointly, represents and warrants to UTS and Newco that, as of the date hereof:

          7.1.1 Good Title to QAM Shares; No Agreements. He has good and marketable title in and to the shares of common stock of QAM owned beneficially and of record by him (the "QAM Shares"), free and clear of all mortgages, pledges, liens, encumbrances, claims and equities, whatsoever. Except for that certain QAM stockholders' agreement, dated November 2, 1993, he is not a party to any voting trust agreement or other contract, or agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to voting rights with respect to the QAM Shares.

          7.1.2 Execution, Delivery and Performance of this Agreement; No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance under their respective Employment Agreements will not violate any provision of law or any order of any court or other agency of government, and will not conflict with, result in any breach of any of the provisions of, constitute (with due notice and/or lapse of time) a default under or a violation of, the provisions of any agreement or other instrument to which such Stockholder is a party or by which such Stockholder or his property may be bound. This Agreement constitutes, and upon execution the other agreements contemplated hereby shall constitute, the legal, valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms.

          7.1.3 No Consents. No permit, consent, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any public body or authority or other person or entity, including, but not limited to, the Massachusetts Department of Public Utilities, is necessary in connection with his execution, delivery and performance of this Agreement, the agreements contemplated hereby and transactions contemplated hereby and thereby.

          7.1.4 Litigation. There are no actions, suits, proceedings, investigations or claims pending, threatened against or affecting such Stockholder, at law or in equity, in any court or before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherein an unfavorable judgment, decree or order would
(a) restrain, prohibit, invalidate, rescind or make unlawful such Stockholder's execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, (b) materially and adversely affect the ability of such Stockholder to conduct the Assigned Business as presently conducted, or (c) materially impact the ability of such Stockholder to perform this Agreement or the agreements contemplated hereby.

          7.1.5 Accuracy of Representations and Warranties. To his actual knowledge, none of the representations, warranties or statements contained in this Agreement, or in the exhibits or schedules hereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

          7.1.6 Brokerage. Except for Carolina Barnes, whose fees are as set forth in the Stated Liabilities, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding on Quest, QAM, or the Stockholders. The Stockholders shall pay, and shall hold USN, UTS, and Newco harmless against, any loss, liability or expense (including without limitation, interest, penalties, reasonable costs of defense and investigation, and reasonable attorneys' fees) arising out of or in connection with any such claim.

          7.1.7 Accredited Investor; Authorization, etc. He is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act, and he has the individual, corporate, or partnership (as the case may be) power and authority to enter into and perform this Agreement and to purchase the shares of Common Stock.

          7.1.8 Investment Knowledge. He has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of his investment in UTS; and he is capable of bearing the economic risks of such investments, including a complete loss of his investment.

          7.1.9 Opportunity to Discuss. He has had an opportunity to discuss the business, management, and financial affairs of UTS with UTS's representatives.

          7.1.10 Distribution. The shares of Common Stock are being acquired for his own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof or interest therein.

          7.1.11 Registration. He understands that (i) the shares of Common Stock have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) the shares of Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the shares of Common Stock shall bear a legend to such effect, and (iv) UTS will make a notation on its transfer books to such effect.

     7.2 Restrictions. To insure compliance with the provisions of the Securities Act and state securities laws, each Stockholder agrees:

          7.2.1 Restrictive Legend. Unless and until otherwise permitted by this Section 7.2, each Common Stock certificate issued to such Stockholder, or its nominee, or to any subsequent transferee of such certificate, shall be stamped or otherwise imprinted with the following restrictive legend:

          "The securities represented by this Certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any applicable state statutes. Such securities may not be sold, transferred, pledged, hypothecated, or otherwise disposed of unless (i) a registration statement under the Act or applicable state securities laws shall have become effective with regard thereto, or (ii) an exemption from registration exists under the Act (or the regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto."

          7.2.2 Notice of Proposed Transfer. Subject to the foregoing and the terms of the Stockholders' Agreement or the E&L Agreement, as the case may be, prior to any transfer or sale of any of the shares of Common Stock, the holder thereof desiring to effect such transfer or sale shall deliver to UTS (i) a written notice briefly describing the manner of such transfer or sale, (ii) if requested by UTS, a written opinion of counsel for such holder (provided that such counsel, and the form and substance of such opinion, are reasonably satisfactory to UTS) to the effect that such transfer or sale may be effected without the registration of such shares of Common Stock under the Securities Act and applicable state law, and (iii) the agreement of the transferee to the provisions of this Section 7.2, and UTS shall thereupon permit or cause its transfer agent (if any) to permit such transfer or sale to be effected.

          7.2.3  Termination of Restrictions.

                 A. Notwithstanding the foregoing, the restrictions imposed by this Section 7.2 upon the transferability of the shares of Common Stock shall terminate when (1) such shares of Common Stock have been registered under the Securities Act and sold by the holder thereof in accordance with such registration, (2) a written opinion has been received from counsel for the holder thereof (provided that such counsel, and the form and substance of such opinion, are reasonably satisfactory to UTS) or counsel for UTS, to the effect that such restrictions are no longer required or necessary under any federal or state securities law or regulation, (3) such shares of Common Stock have been sold without registration under the Securities Act in compliance with Rule 144 or Rule 144A promulgated under the Securities Act, (4) UTS is reasonably satisfied that the holder of such shares of Common Stock, in accordance with the terms of Subsection (k) of Rule 144 or of Rule 144A promulgated under the Securities Act, shall be entitled to sell such shares of Common Stock pursuant to such Subsection, or (5) a letter or an order has been issued to the holder thereof by the staff of the Commission stating that no enforcement action shall be recommended by such staff or taken by the Commission, as the case may be, if such shares of Common Stock are transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or order and such letter or order specifies that no subsequent restrictions on transfer are required.

                 B. Whenever the restrictions imposed by this Section 7.2 shall terminate as hereinabove provided, the holder of a certificate representing any of the shares of Common Stock then outstanding as to which such restrictions shall have terminated shall be entitled to receive from UTS, without expense to such holder, one or more new certificates for Common Stock not bearing the restrictive legend set forth in
Section 7.2.1.

SECTION 8. COVENANTS.

     8.1 Liabilities. Newco hereby assumes and agrees to discharge the Stated Liabilities. Except for the Stated Liabilities, Quest acknowledges that Newco will have assumed no liabilities, known or unknown, due or to become due, absolute or contingent, of Quest, and Quest, QAM, Lavin and Elliott jointly and severally covenant to pay or cause to be paid all liabilities (except Stated Liabilities) incurred by Quest as and when they come due. QAM acknowledges that Newco will have assumed no liabilities, known or unknown, due or to become due, absolute or contingent, of QAM, and QAM, Elliott and Lavin jointly and severally covenant to pay or cause to be paid all liabilities of QAM as and when they come due.

     8.2 Consummation of Transactions. Each of Lavin and Elliott covenant and agree that they shall use their best efforts (both individually and in their capacity as the sole shareholders of QAM and otherwise) to cause QAM and Quest to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby, including, but not limited to satisfying all of the conditions precedent set forth in Section 9.1 hereof.

     8.3  Conduct of Assigned Business Pending the Closing.

          8.3.1 Elliott, Lavin, QAM and Quest shall not take any action (or intentionally omit to take a required action) which shall cause Quest to operate the Assigned Business other than in the ordinary course of business consistent with Quest's past practice during the period commencing with the execution and delivery of this Agreement and ending with the Closing Date, and shall avoid any act that might injure or detract from the goodwill and reputation of the Assigned Business. Quest, QAM, Elliott and Lavin shall not take any action (or intentionally omit to take a required action) which shall adversely affect the goodwill of the Assigned Business' suppliers, customers, distributors, sales representatives and others having business relations with Quest.

          8.3.2 Quest shall use its commercially reasonable best efforts to keep available for Newco the services of its present salespeople and employees whose primary activities relate to the Assigned Business.

          8.3.3  Quest shall, and Elliott, Lavin and QAM shall cause Quest to:

                 A. at all times cause to be done all things necessary to maintain, preserve and renew its existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

                 B. maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times;

                 C. pay and discharge when payable all Taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which, if unpaid, would by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                 D. comply with all other obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                 E. comply with all applicable laws, rules and regulations of all governmental authorities, including the Federal Communications Commission and the

Massachusetts Department of Public Utilities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of Quest; and

                 F. maintain proper books of record and account which fairly present its financial condition and results of operations, and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

                 G. give UTS and its representatives full access, during normal business hours, to all of Quest's premises, books, records, employees, and independent public accountants possessing any information relating in any manner to Quest, its properties, assets or business, and shall furnish UTS and its representatives such financial and operating data and other information with respect to the business, assets and/or properties of UTS as Quest or its representatives, from time to time, reasonably shall request.

     8.4 Negative Covenants. Quest, QAM, Elliott and Lavin covenant that, except as permitted by the written consent of UTS, Quest shall operate the Assigned Business only in the ordinary course consistent with its past practice and Quest shall not, and QAM shall not permit Quest to, take any of the following actions:

          8.4.1 propose or adopt any amendment to Quest's Agreement of Limited Partnership, or declare or make any cash distributions to any of the partners of Quest;

          8.4.2 issue, sell, offer to issue or sell, or otherwise distribute any partnership interests of Quest;

          8.4.3 enter into any agreement (including any agreement in principle) with respect to any merger, consolidation or business combination (other than the transactions contemplated by this Agreement), any acquisition of a material amount of assets or securities of any other entity, any disposition of a material amount of its own assets or securities or any change in its capitalization, or any release or relinquishment of any material contract right not in the ordinary course of business consistent with past practice;

          8.4.4 waive, release, grant or transfer any rights of value or modify or change in any respect any existing license, lease, contract or document, other than those which are cancelable within sixty (60) days for non-payment, involve payments of less than $1,000, and are in the ordinary course of business consistent with past practice;

          8.4.5 fail to maintain its existing insurance coverage on the Assigned Assets in effect on the date of this Agreement or, in the event any such coverage shall be terminated or lapse, procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such terminated or lapsed policies;

          8.4.6 adopt or amend in any respect any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any of Quest's partners or employees, or (except for normal increases in the ordinary course of business consistent with past practices) increase in any manner the compensation or fringe benefits of any partner, salesperson or employee, or pay any material benefit not required by any existing plan or arrangement, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          8.4.7 make any capital expenditures or commitments for capital expenditures in excess of $1,000 with respect to any single capital expenditure or $5,000 in the aggregate;

          8.4.8 fail to advise Newco in writing within three (3) business days upon obtaining knowledge of any material change in the Assigned Business or Assigned Assets;

          8.4.9 incur any additional indebtedness for borrowed money or place a lien on any Assigned Asset, or incur any other liabilities or indebtedness other than in the ordinary course of business;

          8.4.10  amend or terminate the Mid-Com Distribution Agreement; or

          8.4.11 agree in writing or otherwise to take any of the foregoing actions or any action which would constitute or result in a violation of this Agreement or make any representation or warranty contained in this Agreement untrue or incorrect in any material respect; or

          8.4.12 enter into any agreement of whatever type or nature which (i) is not cancelable without penalty on sixty (60) days notice and (ii) during its non-cancelable term requires the payment of more than $1,000.

     8.5  Employee Matters.

          8.5.1  Newco shall offer employment to those individuals set forth on
Schedule 4.17A, on terms materially no less favorable (and, in any event, with respect to non-management employees, initially the same cash compensation) than the terms in effect on the date hereof. All such individuals who accept offers of employment with Newco as of the Closing shall be referred to herein as "Transferred Employees"; provided, however, employees who are disabled on the Closing Date shall not be considered Transferred Employees until they report to work for Newco. Quest, QAM, Elliott and Lavin shall assist Newco in effecting such Transferred Employees' change of employment as of the Closing Date in an orderly fashion.

          8.5.2 Except as expressly set forth in Sections 2.2 and 4.18 hereof, Newco shall not assume any assets or liabilities or any other obligation whatsoever with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained at any time by Quest or to which contributions were made or required to be made by Quest.

          8.5.3 Newco shall give credit to each Transferred Employee for all vacation or sick days due to such Transferred Employee arising from his employment with Quest.

          8.5.4 Each Transferred Employee shall become fully vested in his accrued benefit in each Tax Qualified plan maintained by Quest as of the Closing Date. Quest, QAM, Elliott and Lavin agree that they will take such steps as are necessary to carry out the obligations of the first sentence of this paragraph and, as promptly as practicable, shall supply to Newco evidence of the actions taken and copies of the operative documents. Newco agrees that it shall confirm, as of the Closing Date, the name of all Transferred Employees.

          8.5.5 As soon as practicable after the Closing Date, and effective as of the Closing Date, Newco shall make available the USN profit-sharing plan with a salary reduction arrangement that covers Transferred Employees and meets the requirements of Sections 401(a) and 401(K) of the Code.

     8.6 Transfer Taxes. All transfer Taxes, realty Taxes, documentary Taxes, stamp Taxes, and sales and use Taxes, if any, payable by reason of this transaction or the sale, transfer or delivery of the Assigned Business shall be paid and borne by Quest.

     8.7 Bulk Sales Requirements. UTS and Newco hereby waive compliance by Quest of any bulk sales notice requirements of applicable law, and Quest and QAM, jointly and severally shall indemnify and hold USN, UTS and Newco harmless from any and all losses, liabilities and expenses which shall arise against or be incurred by USN, UTS or Newco for the failure to comply with such requirements.

     8.8 Registration Rights. If UTS shall grant piggyback registration rights to its full-time executive officers with respect to any of the shares of Common Stock owned personally by such executive officers, then UTS shall grant substantially identical piggyback registration rights to Lavin and Elliott with respect to the shares of Common Stock owned by each of Elliott and Lavin.

SECTION 9.  CONDITIONS PRECEDENT TO CLOSING

     9.1 Conditions Precedent to Obligation of UTS and Newco. The obligations of UTS and Newco to consummate the transactions hereunder are subject to the satisfaction of, or the waiver by UTS and Newco of, the following conditions prior to or contemporaneously with the Closing:

          9.1.1 Related Transactions. Other than set forth in the Redemption Agreement, the Related Transactions shall have been concurrently consummated.

          9.1.2  Regulatory Approval. UTS shall have received the PSC Approval.

          9.1.3 Guaranty Agreement. The Guaranty Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

          9.1.4  USN Assignment. The USN Assignment shall have been consummated.

          9.1.5 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect, and the shares of Common Stock owned by Elliott and Lavin shall have been deposited with the Escrow Agent with stock powers attached.

          9.1.6 Employment Agreements. Elliott and Lavin each shall have executed and delivered to Newco their respective Employment Agreements, and each shall be in full force and effect.

          9.1.7 Schiff Demand Notes. Quest and Northwood shall have agreed to the repayment of the Schiff Demand Notes on terms acceptable to UTS.

          9.1.8 QWI Note. Quest and QWI shall have agreed to the repayment to QWI of (i) the QWI Note and (ii) QWI's capital in Quest, each on terms acceptable to UTS as provided in the Redemption Agreement.

          9.1.9 Stockholders' Agreement Amendment; E&L Agreement. The Stockholders' Agreement Amendment or the E&L Agreement, as the case may be, shall have been executed and delivered by the parties thereto and shall be in full force and effect.

          9.1.10 Mid-Com Distribution Agreement. Except as otherwise agreed to by Quest and UTS, Quest shall have obtained the consent to assign the Mid-Com Distribution Agreement to Newco, and the Mid-Com Distribution Agreement shall have been amended to UTS's reasonable satisfaction.

          9.1.11 Redemption Agreement. The Redemption Agreement shall have been executed and delivered by the parties thereto in form and substance acceptable to UTS and shall be in full force and effect.

          9.1.12 Limited Partner Release; Limited Partner Redemption Receipt. The Limited Partner shall have executed and delivered the Limited Partner Release, and UTS shall have received the Limited Partner Redemption Receipt.

          9.1.13 Dissolution Certificates; Instructions. The Dissolution Certificates and the Instructions shall have been executed and delivered to Newco.

          9.1.14 Representations and Warranties Are True. The representations and warranties of Quest, QAM, Elliott and Lavin contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date.

          9.1.15 Conditions and Agreements Performed. Quest, QAM, Elliott and Lavin shall have performed and complied in all respects with all agreements, covenants, and conditions contained in this Agreement which are required to be performed or complied with by them prior to or at the Closing.

          9.1.16 No Actions, Suits or Proceedings. No action, suit, or proceeding before any court or governmental regulatory authority shall be pending, no investigation by any governmental regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against Quest, QAM, Elliott, Lavin, USN, UTS or Newco or any of their principals, officers, directors or partners seeking to restrain, prevent or change the transactions contemplated by this Agreement or by any of the agreements contemplated hereby, or questioning the legality or validity of any such transactions or agreements, or seeking damages in connection with any such transactions or agreements.

          9.1.17 Delivery of Books and Records. Newco shall have received all books and records of the Assigned Business.

          9.1.18 No Adverse Effect. Since the date of the Quest Financial Statements, the financial condition and business prospects of Quest and the ability of Quest to conduct the Assigned Business in the manner in which such business was conducted on or prior to that date shall not have been materially adversely affected in any manner or by any cause whatsoever, whether or not beyond the control of Quest, QAM, Elliott or Lavin, and whether or not covered by insurance.

          9.1.19 General Partner's Certificate. UTS and Newco shall have received the certificate of a general partner of Quest certifying that the conditions specified in Sections 9.1.14 and 9.1.15 have been satisfied.

          9.1.20 Legal Opinion. Quest shall have furnished Newco with an opinion of counsel in the scope and form of Exhibit F attached hereto.

          9.1.21 OWI Certificate. Newco shall have received a certificate of the President of QWI substantially in the form attached hereto as Exhibit J, stating that (i) QWI is aware of and has consented to the transactions contemplated by this Agreement, (ii) QWI has received cash and the QWI/Newco Redemption Note in connection with the redemption of its partnership interest in Quest, and (iii) upon completion of the transactions contemplated by this Agreement, neither the Limited Partner nor QWI shall have any rights or interests in, or claims against, Quest, USN, UTS, Network, Phonenet or Newco, or their respective officers, directors, employees, agents or Affiliates, except (i) for payment of the QWI/Newco Redemption Note and (ii) in the case of Quest, claims under the Redemption Agreement.

          9.1.22 Consent. Quest, QAM, Elliott and/or Lavin shall have obtained copies of all consents required in connection with the transactions contemplated hereunder, and shall have delivered copies of such consents to UTS and Newco.

          9.1.23 Credit Reports. Newco and UTS shall have received the Credit Reports, each as of date within three (3) days of the Closing Date and UTS shall be satisfied with the content of such Credit Reports.

          9.1.24 Northwood Release. UTS shall have received a general release from Northwood in form and substance satisfactory to UTS pursuant to which Northwood (on its own behalf and on behalf of its affiliates) shall release any and all claims it may have against UTS and its affiliates.

     9.2 Conditions Precedent to Obligations of Quest, QAM, Elliott and Lavin. The obligation of Quest, QAM, Lavin and Elliott to consummate the transactions contemplated hereby is subject to the satisfaction of, or the waiver by Quest, QAM, Elliott and Lavin of, the following conditions prior to or contemporaneously with the Closing:

          9.2.1  Regulatory Approval. UTS shall have received the PSC Approval.

          9.2.2 Representations and Warranties Are True. The representations and warranties made by UTS and Newco in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date.

          9.2.3 Stockholders' Agreement Amendment; E&L Agreement. The Stockholders' Agreement Amendment or the E&L Agreement, as the case may be, shall have been executed and delivered by the parties thereto and shall be in full force and effect.

          9.2.4  USN Assignment. The USN Assignment shall have been consummated.

          9.2.5 Conditions and Agreements Performed. Each of UTS and Newco shall have performed and complied in all respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or at the Closing.

          9.2.6 No Actions, Suits or Proceedings. No action, suit, or proceeding before any court or governmental regulatory authority shall be pending, no investigation by any governmental regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against Quest, QAM, Elliott, Lavin, USN, UTS or Newco or any of their principals, officers, directors or partners seeking to restrain, prevent or change the transactions contemplated by this Agreement or by any of the agreements contemplated hereby, or questioning the legality or validity of any such transactions or agreements, or seeking damages in connection with any such transactions or agreements.

          9.2.7 Certificate of Incorporation. The Certificate of Incorporation of Newco shall be in full force and effect under the laws of the State of Delaware as of the Closing Date and shall not have been amended or modified.

          9.2.8 Blue Sky Clearance. UTS shall have made all filings under applicable state securities laws necessary to consummate the issuance of the shares of Common Stock pursuant to this Agreement.

          9.2.9 Officer's Certificate. Quest shall have received the certificate of the President of UTS certifying that the conditions contained in Sections 9.2.2 and 9.2.5 have been satisfied.

          9.2.10 Legal Opinion. UTS shall have furnished Quest with an opinion of counsel in the scope and form of Exhibit I attached hereto.

SECTION 10.  POST-CLOSING COVENANTS.

          Pursuant to the Instructions and except as otherwise provided herein, UTS agrees to issue and Newco agrees to deliver to Elliott and Lavin, a certificate or certificates, in the amounts and at the times set forth in
Schedule 2.4 hereto, each in definitive form, representing the shares of Common Stock to be issued to Elliott and Lavin pursuant to Section 2.4 hereto.

SECTION 11. INDEMNIFICATION.

     11.1 Indemnification by Ouest. Quest hereby agrees to indemnify, defend and hold harmless each of UTS, Newco and their respective officers, directors, shareholders, and agents from and against, and to pay for as incurred, any and all losses, liabilities, damages or deficiencies (including, without limitation, interest, penalties, reasonable costs of defense and investigation, and reasonable attorneys' fees) (collectively, "Losses") arising out of or due to
(i) a breach of any of the representations, warranties or covenants of Quest contained in this Agreement, or (ii) any claim, cause of action, or suit with respect to the Assigned Business or the Assigned Assets, other than for the collection of Stated Liabilities (collectively, the "Damages").

     11.2 Indemnification by the Stockholders. The Stockholders, jointly and severally, hereby agree to indemnify, defend and hold harmless each of UTS, Newco, and their respective officers, directors, shareholders, agents from and against, and to pay for as incurred, any and all Losses arising out of or due to a breach of any of their representations, warranties or covenants contained in this Agreement.

     11.3 Security. The obligations contained in Section 11.1 hereof shall be guaranteed by the Stockholders, with recourse only to the shares of Common Stock deposited with the Escrow Agent, as more fully set forth in the Guaranty Agreement. The Stockholders' guaranty obligations set forth in the Guaranty Agreement, and their indemnification obligations set forth in Section 11.2 hereof shall be secured by the deposit of shares of Common Stock owned by Elliott and Lavin with the Escrow Agent in accordance with the terms of the Escrow Agreement.

     11.4 Indemnification by UTS and Newco. UTS and Newco hereby agree to indemnify, defend and hold harmless each of Quest, QAM, Elliott and Lavin from and against, and to pay for as incurred, any and all Losses arising out of or due to a breach of any of the representations, warranties or covenants of UTS or Newco contained in this Agreement.

SECTION 12.  TERMINATION.

          UTS, in its sole discretion, may terminate this Agreement at any time:

          12.1 On or after August 1, 1995 if any of the closing conditions set forth in Section 9.1 of this Agreement have not been satisfied prior to August 1, 1995; or

          12.2 Prior to the Closing if, on or before June 22, 1995, the closing conditions set forth in Sections 9.1.7, 9.1.8, 9.1.10 and 9.1.11 have not been satisfied.


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

SECTION 13. NOTICES.

          All notices and other communications hereunder will be in writing and will be given by personal delivery, telegram, telex, facsimile or other standard form of telecommunication, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth above, with copies as follows:

          If to UTS or Newco, to:
          Morrison Cohen Singer & Weinstein, LLP
          750 Lexington Avenue
          New York, NY 10022
          Attn: Henry A. Singer, Esq.


          If to Quest, Elliott, Lavin or QAM, to:

          Hale and Dorr
          60 State Street
          Boston, MA 02109
          Attn: Joseph E. Mullaney, Esq.

or to such other addresses as the recipient, by notice given pursuant hereto, shall notify the other parties hereto.

SECTION 14.  MISCELLANEOUS.

     14.1 Survival. Except as otherwise specifically provided, the provisions of this Agreement, including, but not limited to, all representations, warranties and covenants (including, without limitation, the indemnification obligations contained in Section 11 of this Agreement) contained herein, shall survive the Closing.


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

     14.2 Entire Agreement. This Agreement, together with the agreements entered into in accordance with the terms hereof and contemplated hereby, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements between the parties hereto with respect to the subject matter hereof.

     14.3 Assignment. This Agreement is binding on the parties hereto and their successors. This Agreement is not assignable and any purported assignment shall be null and void and of no effect.

     14.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     14.5 Effect of Headings. The Section headings contained herein are for convenience only and shall not affect the construction hereof.

     14.6 Governing Law. The provisions of this Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the

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substantive laws of the State of New York applicable to agreements negotiated and executed wholly within such State.

     14.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                             United Telemanagement Services, Inc.

                             By: /s/ Thomas C. Brandenburg
                                ----------------------------------------------
                                Thomas C. Brandenburg, Chief Executive Officer


                             Quest United, Inc.

                             By: /s/ Thomas C. Brandenburg
                                ----------------------------------------------
                                Thomas C. Brandenburg, Chairman of the Board


                             Quest America Management, Inc.


                             By: /s/ Edward H. Lavin, Jr.
                                ----------------------------------------------
                                Edward H. Lavin, Jr., President


                             Quest America, LP

                             By: Quest America Management, Inc.

                                 By /s/ Edward H. Lavin, Jr.
                                    ------------------------------------------
                                    Edward H. Lavin, Jr., President


                             By:  Quest West, Inc.

                                  By: /s/ John M. Orehek
                                     -----------------------------------------


                             Edward H. Lavin, Jr.
                             /s/ Edward H. Lavin, Jr.
                             -------------------------------------------------


                             J. Thomas Elliott
                             /s/ J. Thomas Elliott
                             -------------------------------------------------

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